Exhibit 10.6(a)


Wage Continuation Plan, Dated as of July 1, 1986, Between B. J. Raines and the Registrant, as amended, on October 29, 1997

October 27, 1997


Mr. B. J. Raines
Cal-Maine Foods, Inc.
P.  O. Box 2960
Jackson, Mississippi  39207

RE:  Amendment to Wage Continuation Plan of July 1, 1986

Dear Bobby:

This letter will serve to amend the Wage Continuation Plan of January 1, 1996, between you and Cal-Maine Foods, Inc.

It is agreed that you will continue employment beyond your 65th birthday. It is further agreed that Cal-Maine will not begin making the $50,000 per year wage continuation payments, as set out in the Wage Continuation Plan, until the date of your retirement.

During your additional period of employment, you will earn one additional year of wage continuation credit for each additional year of employment. Each additional year will be added to the 10 years you have earned as of October 16, 1997.

Payments made under this amendment shall be paid in monthly installments totaling $50,000 per year and shall continue to you or your estate until all payments have been paid in full.

Either party may cancel this agreement at any time; however, any such cancellation shall not reduce any benefits earned up to the date of cancellation.

Sincerely,

/s/ Fred Adams

Accepted, this the 29th day October, 1997.

/s/ B. J. Raines